                                                                       EXHIBIT 5


                        [BAKER BOTTS L.L.P. LETTERHEAD]



004598.0168                                     September 15, 2000



Global Marine Inc.
777 N. Eldridge Parkway
Houston, Texas  77079

Gentlemen:

          As set forth in the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Global Marine Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed sale from time to time by the selling securityholders identified in the Registration Statement of (i) up to $600,000,000 aggregate principal amount at maturity of the Company's Zero Coupon Convertible Debentures Due June 23, 2020 (the "Debentures") and (ii) up to 7,330,920 shares (the "Shares" and, together with the Debentures, the "Securities") of the common stock, par value $0.10 per share, of the Company that are initially issuable upon conversion of the Debentures, certain legal matters in connection with the Securities are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined (i) the Company's Restated Certificate of Incorporation and Bylaws, each as amended to date, (ii) the Indenture dated as of September 1, 1997 between the Company and Wilmington Trust Company, as trustee (the "Trustee"), as amended by the First Supplemental Indenture dated as of June 23, 2000 between the Company and the Trustee (such Indenture, as supplemented by the First Supplemental Indenture, the "Indenture"), and (iii) the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

          On the basis of the foregoing, we are of the opinion that:

Global Marine Inc.                    -2-                     September 15, 2000


          1. The Debentures constitute legal, valid and binding obligations of the Company, enforceable against the Company, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          2. With respect to the Shares, when certificates representing the Shares have been duly executed, countersigned, registered and delivered upon conversion of the Debentures in accordance with the terms of the Debentures and the Indenture, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ BAKER BOTTS L.L.P.


JDK/RKH